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                                                            Exhibit 99.1

FOR IMMEDIATE RELEASE


                                                          CONTACT:  John E. Peck
                                                                 President & CEO
                                                                  (270) 885-1171

  HOPFED BANCORP, INC. DECLARES CASH DIVIDEND OF $0.11 PER SHARE AND ANNOUNCES
                      TERMINATION OF DEFINED BENEDIT PLAN

HOPKINSVILLE, KY - (September 21, 2001) - HopFed Bancorp, Inc. (Nasdaq: HFBC) announced today that the Board of Directors has declared the Company's quarterly cash dividend of $0.11 per share, payable on October 16, 2001, to stockholders of record as of September 30, 2001.

  The Company also announced that the Board of Directors has directed management to take all actions necessary to terminate the Company's defined benefit pension plan ("Pension Plan"), effective December 31, 2001, and replace it with a 401K plan. John Peck, President of the Company, stated that the Board of Directors believes this action is in the Company's best interests. He noted that the new plan should be a more attractive retirement program for the Company's employees and that termination of the Pension Plan is expected to reduce annual pension related expenses by approximately $380,000 for the year ending December 31, 2002, and thereafter. By terminating the Pension Plan at year-end, the Company anticipates incurring a one-time termination expense of approximately $1.8 million. Termination of the Pension Plan and distribution to participants of its assets are contingent on receipt of an Internal Revenue Service determination that the Pension Plan will be tax-qualified upon its termination, as well as compliance with other applicable regulatory requirements.

  HopFed Bancorp, Inc., is the holding company for Hopkinsville Federal Bank headquartered in Hopkinsville, Kentucky. The Bank has six offices in western Kentucky and many of its stockholders are customers and residents of the market locations in Hopkinsville, Murray, Cadiz, Elkton and Marshall County. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. At June 30, 2001, HopFed Bancorp, Inc. had total assets of $249.7 million and stockholders equity of $45.2 million.

     Information contained in this release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on HopFed's operating results, performance or financial condition are competition and the demand for HopFed's products and services, and numerous other factors as set forth in filings with the Securities and Exchange Commission.

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